 EXHIBIT 11.1

INDEPENDENT AUDITOR’S INCLUSION LETTER

We agree to the inclusion in the Cardone Non Accredited Fund, LLC Form 1-K dated April 29, 2024 of our report, dated April 29, 2024 on our audit of the financial statements of  Cardone  Non Accredited Fund, LLC for the year ended December 31, 2023, and for the period from inception (January 31, 2022) to December 31, 2022.

Kaufman, Rossin & Co., P.A.

April 29, 2024

Miami, Florida